Exhibit 99.1

Contact:
Name:  Phil Lembo or John Gavin
Phone:  (781) 441-8338

For Immediate Release                                                                           October 28, 2004

NSTAR Reports Third Quarter Results for 2004

Boston, MA - NSTAR (NYSE: NST) today reported net income of $63.3 million, or $1.19 and $1.18 per basic and diluted common share, respectively, for the third quarter of 2004, compared to $63.7 million, or $1.20 and $1.19 per basic and diluted share, respectively, for the same period in 2003.

The slight earnings decline for the quarter reflects the impact of a 2.5% decrease in electric sales and an increase in depreciation and amortization that results primarily from continued investment in NSTAR's electric and gas system infrastructure. The decline in electric sales reflects cooler weather conditions during the third quarter of 2004. Cooling degree days for the third quarter were approximately 24% lower when compared to the same period of 2003. The negative impact of these factors was virtually offset by the significant decrease in operations and maintenance expense which was driven primarily by a decline in net pension and other postretirement benefits costs. This decline reflects the impact of a pension reconciliation rate adjustment mechanism order, issued by the Massachusetts Department of Telecommunications and Energy, which became effective in the third quarter of 2003.

Chairman, President and Chief Executive Officer Thomas J. May said, "Over the past several months, we have made some significant strides in our ongoing efforts to reduce the overall cost of energy for our customers. We were able to buy out of several long-term power contracts and restructure other contracts through a successful auction process that was initiated late last year. We anticipate that these transactions will save our customers more than $300 million in the future."  May added, "We plan to fund these transactions with the proceeds from the issuance of rate reduction bonds."

Management maintains its previous guidance for earnings for the year 2004 at a range of $3.45 - $3.55 per diluted share.

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Comparative unaudited results for the third quarter and twelve-month periods were as follows (a):

Financial Data (in thousands, except per share data)

Three months ended September 30:	2004	2003	% Change
Operating revenues	$781,510	$817,333	(4.4)%
Net income	$63,281	$63,662	(0.6)%
Earnings per share:
Basic	$1.19	$1.20	(0.8)%
Diluted	$1.18	$1.19	(0.8)%
Weighted average number of shares:
Basic	53,168	53,033	0.3%
Diluted	53,698	53,436	0.5%
Dividends declared per common share	$0.555	$0.54	2.8%

Twelve months ended September 30:	2004	2003(b)	% Change
Operating revenues	$2,925,622	$2,877,279	1.7%
Net income	$186,942	$194,130	(3.7)%
Earnings per share:
Basic	$3.52	$3.66	(3.8)%
Diluted	$3.49	$3.64	(4.1)%
Weighted average number of shares:
Basic	53,080	53,033	0.1%
Diluted	53,494	53,335	0.3%
Dividends declared per common share	$2.22	$2.16	2.8%

(a) More detailed financial information is included in NSTAR's Current Report on Form 8-K filed with the Securities and Exchange Commission on October 28, 2004.

(b) Results for the twelve-month period ended September 30, 2003 include a net tax benefit of $9.9 million, or $0.19 per basic share, that reflects the recognition of tax benefits of $19.6 million, or $0.37 per basic share, recorded in the fourth quarter of 2002, related to NSTAR's investment in RCN Corporation (RCN) offset, in part, by an impairment charge of $9.7 million, or $0.18 per share, associated with the RCN investment.

Recent Events

Contract Buyouts and Restructurings

NSTAR subsidiaries recently completed an auction process that has resulted in the buyout of several long-term power contracts and the restructuring of other contracts. This mitigation effort will save NSTAR's electric customers more than $300 million in the future. The cost of certain buyout transactions will be funded with the proceeds from the future issuance of rate reduction bonds. Both the power contract transactions and the financing plan require the approval of the Massachusetts Department of Telecommunications and Energy.

345 kV Line Update

NSTAR continues to move forward with the licensing and siting process for its proposed 345 kV transmission line. Construction of this 1,800 MW underground transmission line is expected to begin in December 2004 after receipt of the necessary regulatory approvals.

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Forward-Looking Statements

This earnings release contains management's guidance which constitutes forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934. These statements are based on the current expectations, estimates or projections of management and are not guarantees of future performance. Actual results could differ materially from these statements.

Examples of some important factors that could cause our actual results or outcomes to differ materially from those discussed in the forward-looking statements include, but are not limited to, the following: impact of continued cost control procedures on operating results; weather conditions; changes in tax laws, regulations and rates; financial market conditions; prices and availability of operating supplies; prevailing governmental policies and regulatory actions (including those of the Massachusetts Department of Telecommunications and Energy and Federal Energy Regulatory Commission) with respect to allowed rates of return, rate structure, continued recovery of regulatory assets, financings, purchased power, acquisition and disposition of assets, operation and construction of facilities, changes in tax laws and policies and changes in, and compliance with, environmental and safety laws and policies; new governmental regulations or changes to existing regulations that impose additional operating requirements or liabilities; changes in specific hazardous waste site conditions and the specific cleanup technology; changes in available information and circumstances regarding legal issues and the resulting impact on our estimated litigation costs; future economic conditions in the regional and national markets; ability to maintain current credit ratings; and the impact of terrorist acts.

Any forward-looking statement speaks only as of the date of this earnings release and NSTAR undertakes no obligation to publicly update forward-looking statements. Other factors in addition to those listed here could also adversely affect NSTAR.

Profile

NSTAR, headquartered in Boston, is an energy delivery company with revenues of approximately $3 billion and assets of $6 billion that serves 1.4 million customers in Massachusetts, including approximately 1.1 million electric distribution customers in 81 communities and 300,000 natural gas distribution customers in 51 communities. NSTAR also conducts non-utility, unregulated operations. For more information, go to www.nstaronline.com.

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